EXHIBIT 99.1

CAS Medical Systems, Inc. Reports 2009 Second Quarter and Year-to-Date Financial Results

Company to Host Conference Call Today At 10:00 a.m. ET

BRANFORD, Conn., Aug. 5, 2009 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (Nasdaq:CASM), today announced financial results for the second quarter and first half of 2009.

For the second quarter ended June 30, 2009, the Company recorded revenues of $8.6 million, a decrease of $1.9 million, or 19%, compared to revenues of $10.5 million for the quarter ended June 30, 2008. For the second quarter of 2009, the Company reported a net loss of $834,000 or ($0.07) per basic and diluted common share compared to a net loss of $32,000 or ($0.00) per basic and diluted common share reported for the same period of 2008.

For the six months ended June 30, 2009, the Company recorded revenues of $17.0 million, a decrease of $2.5 million, or 13%, compared to revenues of $19.5 million for the first six months of the prior year. For the six months ended June 30, 2009, the Company reported a net loss of $1.7 million or ($0.15) per basic and diluted common share compared to a net loss of $562,000, or ($0.05) per basic and diluted common share for the six months ended June 30, 2008.

Andrew Kersey, President and Chief Executive Officer of CASMED said, "During the second quarter, the Company continued to be affected by the worldwide economic downturn. Delays in purchases of capital equipment monitoring products by U.S. hospitals, as well as decreases in sales to key customers, were the primary cause of the decrease in overall revenues. However, sales of bedside monitoring products to Department of Veterans Affairs medical centers increased over the first quarter of 2009, and overall sales for the first half of the year to this important customer remained consistent with those of the prior year. This gives us increased confidence as we approach the peak buying period for this customer.

"Activity and interest in our FORE-SIGHT(r) Absolute Cerebral Oximeter continues to increase, with the overall installed base increasing to 179 monitors at the end of the quarter. Overall FORE-SIGHT sales approached $1 million for the quarter with sales of disposable sensors increasing to an annualized rate approaching $3 million. In addition, a number of clinical publications and presentations during the second quarter demonstrated the efficacy of FORE-SIGHT in a variety of surgical applications, showed measurements from FORE-SIGHT to be three times more accurate than those of the competitive product, and confirmed the link between FORE-SIGHT cerebral tissue oxygen saturation measurements and improved cognitive outcomes. During the quarter, FORE-SIGHT monitors were installed in an additional two of the top twenty hospitals for cardiac care in the U.S. as well as in several leading centers in Europe.

"While reduced hospital spending continues to affect our business, we remain confident in the long-term prospects for a recovery of this business," added Mr. Kersey. "We also expect the cost-cutting actions made during the second quarter, along with continued improvements in inventory management, will allow us to effectively manage our cash requirements."

Financial Results for Q2

Revenues for the second quarter ended June 30, 2009 decreased 19%, or $1.9 million, to $8.6 million when compared to revenues of $10.5 million for the second quarter of 2008. Shortfalls in sales of bedside monitoring products, OEM products and blood pressure cuffs were partially offset by increases in sales of FORE-SIGHT cerebral oximeter monitors and sensors. FORE-SIGHT sales reached $982,000 for the second quarter of 2009, an increase of $605,000, or 160%, over the $377,000 reported for the second quarter of 2008.

For the second quarter of 2009, the Company recorded a net loss of $834,000, or ($0.07) per basic and diluted common share, compared to a net loss of $32,000, or ($0.00) per basic and diluted common share for the second quarter of 2008. Shortfalls in revenue and product mix issues affected gross profit levels for the second quarter and caused certain fixed manufacturing costs to rise as a percentage of sales. While operating expenses increased $237,000, or 7%, for the second quarter of 2009 compared to the second quarter of the prior year, these expenses rose to 44% of sales during the second quarter of 2009 from 33% of sales for the second quarter of 2008. Increases in operating expenses were primarily caused by legal expenses.

Year-to-Date Financial Results

Revenues for the six months ended June 30, 2009 decreased 13%, or $2.5 million, to $17.0 million compared to revenues of $19.5 million for the six months ended June 30, 2008. Shortfalls in sales of bedside monitoring products, OEM products and blood pressure cuffs were partially offset by increases in sales of FORE-SIGHT cerebral oximeter monitors and sensors. FORE-SIGHT sales reached $1.9 million for the first six months of 2009, an increase of $1.2 million, or 187%, over the $650,000 reported for the first six months of the prior year.

The Company recorded a net loss of $1.7 million, or ($0.15) per basic and diluted common share for the six months ended June 30, 2009, compared to a net loss of $562,000 or ($0.05) per basic and diluted common share for same six month period of 2008. Revenue shortfalls and product mix issues affected gross profit levels for the first six months of 2009. Operating expenses increased $542,000, or 8%, for the first six months of 2009 compared to the same period of the prior year primarily as a result of legal expenses.

Conference Call Information

CASMED will host a conference call on August 5, 2009 at 10:00 a.m. Eastern Time to discuss second quarter results. Participants on the call will be Andrew Kersey, President and CEO, and Jeffery Baird, CFO.

The live call may be accessed by phone at (877) 419-6596 (domestic) or (719) 325-4866 (international). If you would like to participate, please call at least ten minutes prior to the start time of 10:00 a.m. Eastern Time.

A live audio webcast of the conference call will also be available on the Company's website located at www.casmed.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to join the webcast. An online archive of the webcast will be available and archived on the website for thirty days.

About CASMED(r) - Monitoring What's Vital

CAS Medical Systems, Inc. is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's FORE-SIGHT Absolute Cerebral Oximeter is the first cerebral oximeter available with FDA clearance for non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation for neonates, infants, children and adults. This information helps avert brain damage or death during surgery and in critical care situations by allowing clinicians to identify patients with dangerously low levels of cerebral oxygen and intervene to reverse the condition.

The Company's product lines include the high-acuity monitoring capabilities of the FORE-SIGHT Cerebral Oximeter; the bedside patient monitoring line of vital signs and cardio-respiratory monitoring products, proprietary non-invasive blood pressure measurement technology, and supplies and service including blood pressure cuffs and products for neonatal intensive care. CASMED products are designed to meet the needs of a full spectrum of patient populations worldwide, ranging from adults to pediatrics and neonates.

For further information regarding CAS Medical Systems, Inc., visit the Company's website at www.casmed.com.

The CAS Medical Systems, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4675

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors and lenders, and other risks detailed in the Company's Form 10-K for the year ended December 31, 2008 and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will" and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

                        CAS MEDICAL SYSTEMS, INC.
                            BALANCE SHEETS
                              (Unaudited)

                                              June 30,       Dec. 31,
                                               2009           2008
                                           ------------   ------------

 Cash and cash equivalents                 $    814,960   $  1,082,619
 Accounts receivable                          4,368,032      3,681,355
 Other receivable                                    --        715,769
 Inventories                                  9,284,424      9,786,538
 Deferred income taxes                          696,439        791,493
 Recoverable income taxes                       215,762        101,185
 Other current assets                           494,030        411,938
                                           ------------   ------------
   Total current assets                      15,873,647     16,570,897

 Property and equipment                       5,749,308      5,608,347
 Equipment at customer sites                  1,171,217      1,132,422
                                           ------------   ------------
                                              6,920,525      6,740,769
 Accumulated depreciation and amortization   (4,560,719)    (4,013,900)
                                           ------------   ------------
                                              2,359,806      2,726,869

 Intangible and other assets, net               734,934        757,378
 Goodwill                                     3,379,021      3,379,021
 Deferred income taxes                        1,155,012        250,370

                                           ------------   ------------
   Total assets                            $ 23,502,420   $ 23,684,535
                                           ============   ============

 Current portion of long-term debt         $    632,931   $    614,067
 Notes payable                                  202,713             --
 Line-of-credit                               3,123,277      1,994,008
 Accounts payable                             2,415,996      2,307,675
 Accrued expenses                             1,110,919        835,868
                                           ------------   ------------
   Total current liabilities                  7,485,836      5,751,618

 Income taxes payable                           161,375        155,875
 Long-term debt, less current portion         1,386,855      1,708,493
 Deferred gain on sale and leaseback of
  property                                    1,101,382      1,168,701

 Common stock                                    46,421         45,675
 Additional paid-in capital                   7,626,244      7,423,338
 Common stock held in treasury, at cost        (101,480)      (101,480)
 Retained earnings                            5,795,787      7,532,315
                                           ------------   ------------
 Shareholder's equity                        13,366,972     14,899,848

                                           ------------   ------------
 Total liabilities & equity                $ 23,502,420   $ 23,684,535
                                           ============   ============

                       CAS MEDICAL SYSTEMS, INC.
                       STATEMENTS OF OPERATIONS
                              (Unaudited)

                    Three Months Three Months  Six Months   Six Months
                       Ended        Ended        Ended        Ended
                      June 30,     June 30,     June 30,     June 30,
                        2009         2008         2009         2008
                    -----------  -----------  -----------  -----------
 Revenues           $ 8,568,115  $10,542,919  $16,973,939  $19,504,470

 Cost of Products
  Sold                5,975,792    7,051,041   11,916,487   13,332,437
                    -----------  -----------  -----------  -----------
 Gross Profit         2,592,323    3,491,878    5,057,452    6,172,033

 Operating Expenses:
   Research and
    Development         577,843      466,639    1,204,038      977,965
   Selling,
   General and
   Administrative     3,178,141    3,052,337    6,389,269    6,073,210
                    -----------  -----------  -----------  -----------
                      3,755,984    3,518,976    7,593,307    7,051,175

                    -----------  -----------  -----------  -----------
 Operating Loss      (1,163,661)     (27,098)  (2,535,855)    (879,142)

 Interest
  Expense, Net           62,875       71,160      112,519      143,257

                    -----------  -----------  -----------  -----------
 Pre-tax Loss        (1,226,536)     (98,258)  (2,648,374)  (1,022,399)

 Income Tax
  Benefit              (392,878)     (66,250)    (911,848)    (460,500)

                    -----------  -----------  -----------  -----------
 Net Loss           $  (833,658) $   (32,008) $(1,736,526) $  (561,899)
                    ===========  ===========  ===========  ===========

 Loss Per
  Common Share:

   Basic            $     (0.07) $     (0.00) $     (0.15) $     (0.05)

   Diluted          $     (0.07) $     (0.00) $     (0.15) $     (0.05)

 Weighted Average
  Number of
  Common Shares
  Outstanding:

   Basic             11,224,829   10,989,920   11,218,419   10,885,606

   Diluted           11,224,829   10,989,920   11,218,419   10,885,606

CONTACT:  CAS Medical Systems, Inc.
          Susan Carron, Director of Corporate Communications
          203-488-6056
          ir@casmed.com